                                                                    EXHIBIT 11.1

                STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

                                USA TRUCK, INC.


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

                                                  Three Months Ended           Nine Months Ended
                                                    September 30,                September 30,
                                           ---------------------------   ---------------------------
                                               1999           1998           1999           1998
                                           ------------   ------------   ------------   ------------
Numerator:
Net income and comprehensive income ....   $  1,688,989   $  2,822,007   $  6,447,909   $  7,957,802
                                           ============   ============   ============   ============

Denominator:
Denominator for basic earnings per
share - weighted average shares ........      9,298,377      9,417,520      9,369,589      9,407,007


Effect of dilutive securities:-
Employee stock options .................         37,595         95,434         38,994         83,080
                                           ------------   ------------   ------------   ------------

Denominator for diluted earnings per
share - adjusted weighted average
shares and assumed conversions .........      9,335,972      9,512,954      9,408,583      9,490,087
                                           ============   ============   ============   ============

Basic earnings per share ...............   $       0.18   $       0.30   $       0.69   $       0.85
                                           ============   ============   ============   ============

Diluted earnings per share .............   $       0.18   $       0.30   $       0.69   $       0.84
                                           ============   ============   ============   ============
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